Exhibit (e)(ii)

AMENDMENT 2

This amendment (the “Amendment”) between the parties signing below (“Parties”) amends the Existing Agreement as of September 27, 2023 (the “Effective Date”):

Term	Means
“Existing Agreement”	The Distribution Agreement between ALPS and the Trust dated April 1, 2020, as amended
“ALPS”	ALPS Distributors, Inc.
“Trust”	Cambria ETF Trust

Except as amended hereby, all terms of the Existing Agreement remain in full force and effect. This Amendment includes the amendments in Schedule A and general terms in Schedule B.

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed by their duly authorized representatives.

CAMBRIA ETF TRUST		ALPS DISTRIBUTORS, INC.

By:	/s/ Jonathan Keetz	By:	/s/ Stephen Kyllo
Name:	Jonathan Keetz	Name:	Stephen Kyllo
Title:	Vice President	Title:	SVP & Director

Schedule A to this Amendment
Amendments

The Existing Agreement is amended as follows:

1.	Appendix A is deleted in its entirety and replaced with the following Appendix A:

“APPENDIX A

LIST OF FUNDS

Cambria Buyout ETF

Cambria Cannabis ETF

Cambria Domestic Tax Optimized ETF

Cambria Emerging Shareholder Yield ETF

Cambria Endowment Style ETF

Cambria Foreign Shareholder Yield ETF

Cambria Foreign Tax Optimized ETF

Cambria Global Asset Allocation ETF

Cambria Global Momentum ETF

Cambria Global Real Estate ETF

Cambria Global Tail Risk ETF

Cambria Global Tobacco ETF

Cambria Global Value ETF

Cambria Managed Futures Strategy ETF

Cambria Micro and Smallcap Shareholder Yield ETF

Cambria Shareholder Yield ETF

Cambria Superinvestors ETF

Cambria Tail Risk ETF

Cambria Trend Following ETF

Cambria Trinity ETF

Cambria Value and Momentum ETF

Cambria Venture ETF

Cambria Tactical Yield ETF

Schedule B to this Amendment
General Terms

1.	Capitalized terms not defined herein shall have the meanings given to them in the Existing Agreement.

2.	The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Amendment, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. This Amendment (including any attachments, schedules and addenda hereto), along with the Existing Agreement, as amended, contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto.

3.	This Amendment may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and signatures so exchanged shall be binding to the same extent as if original signatures were exchanged.

4.	This Amendment and any dispute or claim arising out of or in connection with it, its subject matter or its formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the laws of the same jurisdiction as the Existing Agreement.